Exhibit 99.1

tw telecom Announces Pricing of Private Placement of Senior Notes
LITTLETON, Colo., August 12, 2013 - tw telecom inc. (NASDAQ: TWTC) today announced that its subsidiary, tw telecom holdings inc., has priced an $800 million offering of Senior Notes, including $450 million aggregate principal amount of 5.375% Senior Notes due 2022 and $350 million in aggregate principal amount of 6.375% Senior Notes due 2023, in a private offering to "qualified institutional buyers," as defined in Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and non-U.S. persons outside the United States under Regulation S under the Securities Act. The 5.375% senior notes were priced to investors at 96.250% of their principal amount and the 6.375% senior notes were priced to investors at 100.00% of their principal amount.
The company plans to use the net proceeds from the offering to fund the repurchase of tw telecom holdings inc.’s 8% Senior Notes due 2018 in a concurrent cash tender offer and for general corporate purposes.
Pending the application of the net proceeds to these uses, the company plans to invest the proceeds in cash equivalents. The offering is expected to close on August 26, 2013.
This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, the senior notes. Any offers of the senior notes will be made only by means of a private offering circular. The senior notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Forward-Looking Statements
Some of the statements made in this press release are forward-looking statements that reflect management's current views and expectations with respect to future events. These forward-looking statements are not a guarantee of future events and are subject to a number of risks and uncertainties, many of which are outside tw telecom's control, which could cause actual events to differ materially from those expressed or implied by the statements. These risks and uncertainties are based on a number of factors, including but not limited to: the current conditions in the public debt market, the current uncertainty in the global financial markets and the global economy, disruptions in the financial markets that could affect tw telecom holdings inc.'s ability to offer and sell the senior notes, tw telecom's substantial indebtedness and the restrictive covenants imposed by that indebtedness, as well as the business risks disclosed in tw telecom's SEC filings, especially the sections entitled "Risk Factors" in its Annual Report on Form 10-K for the year ended December 31, 2012 and in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013. tw telecom undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.